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                                                                    EXHIBIT 5.1


 May 29, 1996



 AccuMed International, Inc.
 920 N. Franklin Street, Ste. 402
 Chicago, IL 60610

 Gentlemen:

 You have requested our opinion as counsel for AccuMed International, Inc., a Delaware corporation (formerly Alamar Biosciences, Inc., a California corporation, the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), and the Rules and Regulations promulgated thereunder, of an aggregate of 8,161,779 shares of which (i) 5,603,525 shares (the "Shares") of the Company's Common Stock, par value $0.01 per share (the "Common Stock"), are presently outstanding, and (ii) 2,558,254 shares of Common Stock are underlying Common Stock Purchase Warrants or stock options (collectively, the "Warrant Shares") pursuant to a Registration Statement on Form S-3 (the "Registration Statement").

 This opinion is rendered pursuant to Item 601(b)(5)(i) of Regulation S-B promulgated under the Act.

 For purposes of this opinion, we have examined the Registration
 Statement filed with the Securities and Exchange Commission on or about the date hereof, including the prospectus which is a part thereof (the "Prospectus") and the exhibits thereto. We have also been furnished with and have examined originals or copies, certified or otherwise identified to our satisfaction, of all such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as we have deemed it necessary to require as a basis for the opinions hereafter expressed. As to questions of fact material to such opinions, we have, where relevant facts were not independently established, relied upon certifications by principal officers of the Company. We have made such further legal and factual examination

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  AccuMed International, Inc.
  May 29, 1996
  Page 1

 and investigation as we deem necessary for purposes of rendering the following opinions.

 In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the correctness of facts set forth in certificates, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. We have also assumed that such documents have each been duly authorized, properly executed and delivered by each of the parties thereto other than the Company.

 We are members of the bar of the State of California. Our opinions below are limited to the laws of the State of California, the General Corporation Law of the State of Delaware and the federal securities laws of the United States.

 Based on the foregoing, it is our opinion that all of (i) the Shares, when sold and delivered in the manner described in the Prospectus, and
 (ii) the Warrant Shares, when issued and delivered against payment in full of the respective Warrant exercise prices in accordance with the terms of the respective Warrants and warrant agreements governing such Warrants, and when sold and delivered in the manner described in the Prospectus, will be legally and validly issued, fully paid and nonassessable.

 We consent to the filing of this opinion as an exhibit to the Registration Statement and consent to the use of our name under the caption "Legal Matters" in the Prospectus.

 Very truly yours,



 \s\ GRAHAM & JAMES LLP